Exhibit 99.4

UNAUDITED PRO FORMA COMBINED

CONDENSED FINANCIAL INFORMATION

As used in these unaudited pro forma combined condensed financial information, references to “we,” “us,” “our,” “Company” or “Kyphon” refer to Kyphon Inc., together with its consolidated subsidiaries.

Pursuant to the merger agreement, Kyphon acquired all of the fully diluted equity of St. Francis Medical Technologies, Inc. (“St. Francis”) on January 18, 2007. In addition, pursuant to two asset purchase agreements, Kyphon has agreed to acquire all of the spine-related product assets and associated intellectual property rights of Disc-O-Tech Medical Technologies, Ltd. (“Disc-O-Tech”). The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Kyphon, St. Francis and Disc-O-Tech after giving effect to the acquisition of St. Francis and the probable acquisition of Disc-O-Tech by Kyphon using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2006 and the fiscal year ended December 31, 2005 are presented as if the acquisitions had occurred on January 1, 2005. The unaudited pro forma combined condensed balance sheet is presented as if the acquisitions had occurred on September 30, 2006. You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Information;

•	Separate unaudited historical financial statements of Kyphon as of and for the three-and nine-month periods ended September 30, 2006, included in the Kyphon quarterly report on Form 10-Q for the three months ended September 30, 2006, previously filed with the Securities and Exchange Commission;

•	Separate historical financial statements of Kyphon as of and for the fiscal year ended December 31, 2005, included in the Kyphon annual report on Form 10-K for the fiscal year ended December 31, 2005, previously filed with the Securities and Exchange Commission;

•	Separate historical financial statements of St. Francis as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and unaudited historical financial statements of St. Francis as of September 30, 2006 and 2005 and for the nine-month period ended September 30, 2006 and 2005, included as Exhibit 99.2 to this current report; and

•	Separate historical statements of revenues and direct expenses of the Spine Business of Disc-O-Tech for the year ended December 31, 2005 and 2004 and unaudited historical statements of revenues and direct expenses of the Spine Business of Disc-O-Tech and for the nine-month period ended September 30, 2006 and 2005, included as Exhibit 99.3 to this current report.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. However, the assumptions are subject to numerous risks and uncertainties, including the fact that Kyphon’s agreements with Disc-O-Tech are subject to governmental regulatory review in the U.S. and other closing conditions. There can be no assurance that required governmental approvals to close the asset purchase transactions with Disc-O-Tech will be obtained. Alternatively, such approvals could be delayed, and either or both of the asset purchases from Disc-O-Tech could be made subject to material conditions in order to obtain approval.

The unaudited pro forma combined condensed financial information does not include the effects of:

•	any gross margin improvement in future quarters due to scale and leveraging of Kyphon manufacturing platforms;

•	any operating efficiencies or cost savings; or

•	cash expenditures for integration activities, termination payments to distributors, facility lease exit costs, and retention bonuses, which cannot be reasonably estimated at this time as planning for these activities is in the early stages and their impact cannot be fully determined at this time.

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma combined condensed financial information, has been preliminarily allocated to assets acquired and liabilities assumed, as applicable, based on their respective estimated fair values. Kyphon’s management, with the assistance of third party valuation firms, has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed, as applicable, at the pro forma balance sheet date. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed, as applicable, will be recorded as goodwill. Since the unaudited pro forma combined condensed financial information has been prepared based on preliminary estimates of fair values attributable to the acquisitions, the actual amounts recorded for the acquisitions may differ materially from the information presented. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed, as applicable, as well as the impact of actual transaction costs. Additionally, the estimated fair value of assets acquired and liabilities assumed may be materially impacted by the results of St. Francis’s operations up to the closing date of the acquisition.

KYPHON INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Combined	Historical	Pro Forma Adjustments		Pro Forma Combined
	Year Ended December 31, 2005					Year Ended December 31, 2005
	Kyphon	St. Francis	St. Francis			Disc-O-Tech	Disc-O-Tech
Net sales	$306,082	$10,712	$—		$316,794	$8,378	$—		$325,172
Cost of goods sold	35,843	1,664	14,335	(2)(8)	51,842	2,784	—		54,626

Gross profit	270,239	9,048	(14,335)		264,952	5,594	—		270,546
Operating expenses:
Research and development	46,383	2,531	1,213	(1)	50,127	1,742	—		51,869
Sales and marketing	144,768	5,589	549	(1)	150,906	1,918	—		152,824
General and administrative	34,951	4,652	2,088	(1)	41,691	1,526	—		43,217
Amortization of intangibles	—	—	12,340	(2)	12,340	—	10,338	(a)	22,678

Total operating expenses	226,102	12,772	16,190		255,064	5,186	10,338		270,588

Income (loss) from operations	44,137	(3,724)	(30,525)		9,888	408	(10,338)		(42)
Interest income	3,975	79	(2,822	)(3)	1,232	—	(2,597	)(b)	(1,365)
Interest expense	23	—	(32,694	)(4)	(32,671)	—	(5,247	)(d)	(37,918)
Other income (expense), net	(19)	105	—		86	—	—		86

Income (loss) before income taxes	48,116	(3,540)	(66,041)		(21,465)	408	(18,182)		(39,239)
Provision (benefit) for income taxes	18,280	—	(26,218	)(5)	(7,938)	—	(7,218	)(c)	(15,156)

Net income (loss)	$29,836	$(3,540)	$(39,823)		$(13,527)	$408	$(10,964)		$(24,083)

Net income (loss) per share:
Basic	$0.70				$(0.32)				$(0.56)

Diluted	$0.66				$(0.32)				$(0.56)

Weighted-average shares outstanding:
Basic	42,803				42,803				42,803

Diluted	45,336				42,803				42,803

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information

KYPHON INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Historical					Historical
	Nine Months Ended September 30, 2006		Pro Forma Adjustments		Pro Forma Combined	Nine Months Ended September 30, 2006	Pro Forma Adjustments		Pro Forma Combined
	Kyphon	St. Francis	St. Francis			Disc-O-Tech	Disc-O-Tech
Net sales	$295,168	$36,525	$—		$331,693	$4,128	$—		$335,821
Cost of goods sold	37,474	3,487	6,075	(2)	47,036	1,834	—		48,870

Gross profit	257,694	33,038	(6,075)		284,657	2,294	—		286,951
Operating expenses:
Research and development	28,912	2,958	—		31,870	1,759	—		33,629
Sales and marketing	142,644	15,461	—		158,105	527	—		158,632
General and administrative	43,371	3,799	—		47,170	14	—		47,184
Amortization of intangibles	—	—	9,255	(2)	9,255	—	7,753	(a)	17,008

Total operating expenses	214,927	22,218	9,255		246,400	2,300	7,753		256,453

Income (loss) from operations	42,767	10,820	(15,330)		(38,257)	(6)	(7,753)		30,498
Interest income	6,796	90	(2,494	)(3)	4,392	—	(2,295	)(b)	2,097
Interest expense	(170)	—	(24,242	)(4)	(24,412)	—	(3,114	)(d)	(27,526)
Other income (expense), net	(169)	268	—		99	—	—		99

Income (loss) before income taxes	49,224	11,178	(42,066)		(18,336)	(6)	(13,162)		5,168
Provision (benefit) for income taxes	21,720	—	(16,700	)(5)	5,020	—	(5,225	)(c)	(205)

Net income (loss)	$27,504	$11,178	$(25,366)		$(13,316)	$(6)	$(7,937)		$5,373

Net income (loss) per share:
Basic	$0.62				$(0.30)				$0.12

Diluted	$0.60				$(0.29)				$0.12

Weighted-average shares outstanding:
Basic	44,313				44,313				44,313

Diluted	46,158				46,158				46,158

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information

KYPHON INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(in thousands)

	Historical		Pro Forma Adjustments			Historical
	As of September 30, 2006				Pro Forma Combined	As of September 30, 2006	Pro Forma Adjustments		Pro Forma Combined
	Kyphon	St. Francis	St. Francis			Disc-O-Tech	Disc-O-Tech
Assets
Current assets:
Cash and cash equivalents	$120,151	$5,530	$—		$125,681	$—	$(100,000	)(e)	$25,681
Investments	129,574	1,180	(108,657	)(7)	22,097	—	—		22,097
Accounts receivable, net	64,253	12,651	—		76,904	—	—		76,904
Inventories	11,677	4,489	6,235	(8)	22,401	—	—		22,401
Prepaid expenses and other current assets	23,816	1,291	3,850	(1)	28,957	—	—		28,957

Total current assets	349,471	25,141	(98,572)		276,040	—	(100,000)		176,040
Property and equipment, net	24,437	529	—		24,966	—	—		24,966
Goodwill	4,617	—	346,644	(10)	351,261	—	42,314	(g)	393,575
Other intangible assets, net	10,222	—	204,400	(9)	214,622	—	132,670	(f)	347,292
Deferred tax assets	6,749	—	8,374	(6)	15,123				15,123
Deferred financing costs	—	—	9,583	(12)	9,583	—	—		9,583
Other assets	5,269	863	—		6,132	—	—		6,132

Total assets	$400,765	$26,533	$470,429		$897,727	$—	$74,984		$972,711

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,522	$1,750	$—		$11,272	$—	$—		$11,272
Accrued liabilities	61,913	3,439	15,583	(10)(12)	80,935	—	1,500	(g)	82,435
Current portion of liability related to early exercise of employee stock options	—	295	(295	)(13)	—	—	—		—

Total current liabilities	71,435	5,484	15,288		92,207	—	1,500		93,707

Deferred rent and other	5,224	—	—		5,224	—	108,024	(e)	113,248
Term notes	—	—	416,343	(11)	416,343	—	—		416,343
Noncurrent portion of liability related to early exercise of employee stock options	—	302	(302	)(13)	—	—	—		—
Deferred tax liabilities	—	—	81,147	(6)	81,147	—	—		81,147
Contingent purchase price	3,459	—	—		3,459	—			3,459

Total liabilities	80,118	5,786	512,476		598,380	—	109,524		707,904

Commitments and contingencies
Redeemable convertible preferred stock, par value: $0.0001	—	27,759	(27,759	)(13)	—	—	—		—

Stockholders’ equity:
Common stock, $0.001 par value per share	45	9	(9	)(13)	45	—	—		45
Additional paid-in capital	272,314	9,163	(9,163	)(13)	272,314	—	—		272,314
Treasury stock, at cost	(201)	—	—		(201)	—	—		(201)
Deferred stock-based compensation, net	—	(3,533)	3,533	(13)	—	—	—		—
Accumulated other comprehensive income	2,140	(153)	153	(13)	2,140	—	—		2,140
Retained earnings (accumulated deficit)	46,349	(12,498)	(8,802	)(13)(14)	25,049	—	(34,540	)(h)	(9,491)

Total stockholders’ equity	320,647	(7,012)	(14,288)		299,347	—	(34,540)		264,807

Total liabilities and stockholders’ equity	$400,765	26,533	$470,429		$897,727	$—	$74,984		$972,711

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information

1.	Basis of Presentation

St. Francis Medical Technologies, Inc.

On January 18, 2007, Kyphon acquired all of the fully diluted equity of St. Francis Medical Technologies, Inc. (“St. Francis”), a privately held, California-based company, in a transaction being accounted for using the purchase method of accounting. The total estimated purchase price, excluding transaction costs, of approximately $725.0 million comprised $525.0 million in cash upon closing, plus additional revenue-based contingent payments of up to $200.0 million payable in either cash or a combination of cash and stock, at Kyphon’s election. The payments are contingent upon the attainment of certain revenue thresholds during specified periods through June 2008. This additional amount represents contingent consideration for accounting purposes and has not been included in the purchase price equation set out below. This amount will be recognized as additional purchase price consideration when its payment is finalized. Kyphon financed the transaction through a combination of cash on hand and bank financing (see Note 3).

The unaudited pro forma combined condensed balance sheet is presented to give effect to Kyphon’s acquisition of St. Francis and the issuance of the debt used to finance the acquisition as if the transaction had been consummated on September 30, 2006. The statements of operations are presented as if these transactions had been consummated on January 1, 2005.

The total estimated initial purchase price of St. Francis is as follows (in thousands):

Cash	$108,657
Debt issued	416,343
Estimated direct transaction costs	6,000

Total estimated initial purchase price	$531,000

Preliminary Estimated Initial Purchase Price Allocation

The preliminary allocation of the purchase price to St. Francis’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. Further adjustments to these estimates may be included in the final allocation of the purchase price of St. Francis, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The estimated initial purchase price has been allocated as follows (in thousands):

As of September 30, 2006
Tangible net assets acquired	$27,579
Identifiable intangible assets	204,400
In-process research and development	21,300
Unearned compensation	3,850
Goodwill	346,644
Deferred tax liability, net of deferred tax asset	(72,773)

Total estimated initial purchase price	$531,000

Tangible assets acquired and liabilities assumed

We have estimated the fair value of tangible assets acquired and liabilities assumed. These estimates are based on a preliminary valuation and are subject to further review by management. Furthermore, the fair values of the assets acquired and liabilities assumed may have been affected and materially changed by the results of St. Francis’s operations through the closing date of the Merger.

Identifiable intangible assets

We have estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are based on a preliminary valuation and are subject to further review by management. The following table sets forth the components of these intangible assets and their estimated useful lives as of September 30, 2006 (dollars in thousands):

	Preliminary Fair Value	Useful Life (in Years)
Developed technology	$81,000	10
Patent licensing	123,400	10

Total acquired identifiable intangible assets	$204,400

In-process research and development

In-process research and development (IPR&D) represents St. Francis’s research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Using the income approach to value the IPR&D, Kyphon determined that $21.3 million of the purchase price represents purchased in-process technology. Due to its non-recurring nature, the IPR&D expense has been excluded from the unaudited pro forma combined condensed statements of operations. The IPR&D costs will be expensed in Kyphon’s consolidated financial statements in the first quarter of 2007.

Unearned Compensation

Unearned compensation represents the portion of the cash issued to certain St. Francis employee shareholders placed in an escrow account and subject to vesting and forfeiture based on continued employment. Amounts vest ratably over six months based on continued employment. Any amounts paid out will be recorded as compensation expense by Kyphon.

Disc-O-Tech Medical Technologies, Ltd.

On December 20, 2006, Kyphon entered into two definitive agreements to acquire all of the spine-related product assets and associated intellectual property rights of Disc-O-Tech Medical Technologies, Ltd. (“Disc-O-Tech”) in a transaction to be accounted for using the purchase method of accounting. The aggregate estimated purchase price, excluding transaction costs, is approximately $220.0 million, plus a contingent payment of up to $20.0 million payable in cash. Upon the signing of the first agreement Kyphon paid $60.0 million to Disc-O-Tech, including $20.0 million in cash and $40.0 million that was held in escrow. Upon the earlier of February 1, 2007 or the closing of the first agreement, Kyphon will pay another $40.0 million to Disc-O-Tech. Under the second of the agreements, Kyphon will pay Disc-O-Tech an aggregate amount of $120.0 million in cash on a deferred basis, payable in three equal annual installments beginning in January 2008. An additional $20.0 million in contingent payments may also be paid based on the development of further technologies upon closing of the second agreement. This additional $20.0 million represents contingent consideration for accounting purposes and has not been included in the purchase price equation set out below. This amount will be recognized as additional purchase price consideration when its payment is finalized. Kyphon will still be obligated to pay the additional $120.0 million purchase price even if the closings do not occur.

The unaudited pro forma combined condensed balance sheet is presented to give effect to Kyphon’s acquisition of Disc-O-Tech as if the transaction had been consummated on September 30, 2006. The unaudited pro forma combined condensed statements of operations are presented as if the transaction had been consummated on January 1, 2005.

For this analysis the $120.0 million deferred payment was discounted to its present value at September 30, 2006, yielding consideration of $108.0 million. The total estimated initial purchase price of Disc-O-Tech is as follows (in thousands):

Cash payments	$208,024
Estimated direct transaction costs	1,500

Total estimated purchase price	$209,524

Preliminary Estimated Initial Purchase Price Allocation

The preliminary allocation of the purchase price to Disc-O-Tech’s identifiable intangible assets acquired was based on their estimated fair values. The valuation of these identifiable intangible assets is subject to further management review and may change materially between the preliminary valuation date and the closing dates of the acquisitions. Further adjustments to these estimates may be included in the final allocation of the purchase price of Disc-O-Tech, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the identifiable intangible assets acquired has been allocated to goodwill. The estimated initial purchase price has been allocated as follows (in thousands):

As of September 30, 2006
Identifiable intangible assets	$132,670
In-process research and development	34,540
Goodwill	42,314

Total estimated initial purchase price	$209,524

Identifiable intangible assets

We have estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are based on a preliminary valuation and are subject to further review by management and adjustments (which may be material) at the closing dates of the Acquisition. The following table sets forth the components of these intangible assets and their estimated useful lives as of September 30, 2006 (dollars in thousands):

	Preliminary Fair Value	Useful Life (in Years)
Developed technology:
B-Twin	$84,040	15
SKyBone	700	5
Confidence	36,590	10
Trade names	5,950	15
Customer relationships	5,390	10

Total acquired identifiable intangible assets	$132,670

In-process research and development

IPR&D represents Disc-O-Tech’s research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Using the income approach to value the IPR&D, Kyphon determined that $34.5 million of the purchase price represents purchased in-process technology. Due to its non-recurring nature, the IPR&D expense has been excluded from the unaudited pro forma combined condensed statements of operations. The IPR&D costs will be expensed in Kyphon’s consolidated financial statements in the period in which the related transaction closes.

2.	Pro forma adjustments

St. Francis

The following pro forma adjustments are included in the unaudited pro forma combined condensed statements of operations and the unaudited pro forma combined condensed balance sheet:

1.	Records compensation expense related to purchase consideration held in escrow. Amounts vest ratably over six months based on continued employment.

2.	Reflects the recording of amortization of the estimated $204.4 million of acquired identifiable intangible assets, consisting primarily of developed technology and patent licensing, with estimated lives of 10 years. The final purchase price allocations, which are based on third party appraisals, may result in different allocations for tangible and intangible assets than presented in this Unaudited Pro Form Combined Condensed Financial Information, and those differences could be material. For purposes of this analysis Kyphon has classified the amortization of the developed technology within cost of goods sold and has presented the amortization of the patent licensing as a separate line within operating expenses as amortization of intangibles. These initial allocations are based on a preliminary valuation and are subject to further review and analysis by management.

3.	Records the estimated decrease in interest income for cash used in the acquisition. The acquisition was partially funded in cash. This pro forma adjustment reflects a reduction in interest income that the Company would have earned on the cash payment of $108.7 million since January 1, 2005, the assumed acquisition date. The average interest rates for the year ended December 31, 2005 and nine months ended September 30, 2006 were 2.597% and 2.295%, respectively. The average interest rates are computed using reported interest income for the periods, divided by average cash and investment balances for the same period.

4.	Reflects recording of interest expense on the syndicated term loan used to finance the purchase, including amortization of deferred financing costs. The pro forma interest expense is calculated based on the LIBOR rate as of January 18, 2007, plus the maximum applicable spread of 225 basis points and assuming principal payments are made in accordance with terms. LIBOR rate at January 18, 2007 was 5.32%. The deferred financing costs are amortized using the effective interest method through the maturity of the debt. Actual interest expense will vary depending on changes in future LIBOR interest rates and changes in the Company’s leverage ratios. An increase of 12.5 basis points in the LIBOR interest rate will have the effect of increasing interest expense by approximately $539,000.

5.	Reflects the income tax effects of the pro forma adjustments assuming an effective income tax rate of 39.7%.

6.	Records a deferred tax liability for the acquired identifiable intangibles from St. Francis. Also reflects the release of the valuation allowance from St. Francis as the Company believes that the deferred tax asset will be utilized in the foreseeable future.

7.	Reflects the use of available short-term investments to partially finance the purchase of St. Francis.

8.	Record fair value adjustments, as defined as estimated net realizable value less costs to complete and a normal distribution margin, for inventory acquired from St. Francis. Similarly, the unaudited pro forma combined condensed statements of operations include the effects of the estimated write-up in St. Francis’s inventory on cost of goods sold for the subsequent sale of the inventory.

9.	Records the preliminary estimated fair value of acquired identifiable intangible assets, consisting primarily of an estimated $204.4 million of developed technology and patent licensing intangible assets which are amortizable.

10.	Adjustment to record goodwill, defined as a preliminary estimate of the excess of the purchase price over the historical net assets of St. Francis, as adjusted to reflect estimates of fair value. This includes $6.0 million in estimated direct transaction costs incurred by Kyphon and reflected as a payable as of September 30, 2006.

11.	Records the syndicated term loan used to finance the St. Francis acquisition.

12.	Records $9.6 million in deferred financing costs relating to the syndicated term loan.

13.	Records the elimination of St. Francis’s historical equity balances as a result of the acquisition.

14.	Represents the impact of a preliminary estimate of in-process research and development costs of $21.3 million. The unaudited pro forma combined condensed statements of operations exclude the preliminary estimate of in-process research and development immediate charge of $21.3 million as it is nonrecurring in nature.

Disc-O-Tech

The following pro forma adjustments are included in the unaudited pro forma combined condensed statements of operations and the unaudited pro forma combined condensed balance sheet:

a.	Reflects the recording of amortization of the estimated $132.7 million of identifiable intangible assets, consisting of developed technology, trade names and customer relationships, with estimated lives ranging from 5 to 15 years. The final purchase price allocations, which are based on third party appraisals, may result in different allocations for intangible assets than presented in this Unaudited Pro Form Combined Condensed Financial Information, and those differences could be material. For purposes of this analysis Kyphon has classified the amortization of the identifiable intangible assets as a separate line item within operating expenses as amortization of intangibles. This initial allocation is based on a preliminary valuation and will be subject to further review and analysis by management.

b.	Records the estimated decrease in interest income for cash used in the acquisition. This pro forma adjustment reflects a reduction in interest income that the Company would have earned on the cash payment of $100.0 million under the first agreement with Disc-O-Tech since January 1, 2005, the assumed acquisition date. The average interest rates for the year ended December 31, 2005 and nine months ended September 30, 2006 were 2.597% and 2.295%, respectively. The average interest rates are computed using reported interest income for the periods, divided by average cash and investment balances for the same period.

c.	Reflects the income tax effects of the pro forma adjustments assuming an effective income tax rate of 39.7%.

d.	Reflects interest expense due to the accretion toward the actual settlement value of the future payment obligations of $120.0 million under the second agreement with Disc-O-Tech. Increase is due to the passage of time and was measured by applying an interest method of allocation.

e.	Reflects the use of actual cash and investments of $100.0 million to finance the purchase of Disc-O-Tech and records liability for the present value of the $120.0 million deferred consideration, payable in three equal annual installments beginning in January 2008.

f.	Records the preliminary estimated fair value of acquired identifiable intangible assets, consisting primarily of an estimated $132.7 million of developed technology, trade names and customer relationships intangible assets which are amortizable.

g.	Adjustment to record goodwill, defined as a preliminary estimate of the excess of the purchase price over the acquired identifiable intangible assets of Disc-O-Tech. This includes $1.5 million in estimated direct transaction costs incurred by Kyphon and reflected as a payable as of September 30, 2006.

h.	Represents the impact of a preliminary estimate of in-process research and development costs of $34.5 million. The unaudited pro forma combined condensed statements of operations exclude the preliminary estimate of in-process research and development immediate charge of $34.5 million as it is nonrecurring in nature.

3.	Credit Agreement

On January 18, 2007, in conjunction with the acquisition of St. Francis, Kyphon, together with certain of its subsidiaries, entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and Banc of America Securities LLC as sole lead arranger and sole book manager. It is expected that the credit facilities thereunder will be syndicated to a group of lenders (collectively, the “Lenders”).

The Credit Agreement provides for (i) a $200.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) maturing October 20, 2011, which can be expanded to $300.0 million under certain circumstances. The Revolving Credit Facility includes a $50.0 million sublimit for the issuance of standby U.S. dollar letters of credit, a $25.0 million sublimit for U.S. dollar swingline loans and a $100.0 million sublimit for multicurrency borrowings; and (ii) a $425.0 million term loan facility maturing seven years from the closing date (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Facility”). The Company may terminate or permanently reduce the commitments available under the Revolving Credit Facility and prepay the Term Loan Facility without premium or penalty at any time.

The Facility may be used by the Company to finance the Acquisition and for general corporate purposes including acquisitions, capital expenditures, working capital and other purposes. In addition to certain initial fees, the Company is obligated to pay a commitment fee based on the total revolving commitment.

The Term Loan Facility will amortize 1% per year with the balance payable at maturity. Base Rate Term Loans will bear interest at the Base Rate plus 1.25% or LIBOR plus 2.00-2.25%; and the Revolving Credit Facility will bear interest at Base Rate plus 0.25-1.25 or LIBOR plus 1.25-2.25% (such range of margins being related to the consolidated leverage ratio of the Company). Letter of credit fees are based on the LIBOR loan margins.

The Company must prepay the Term Loan Facility (and permanently reduce the commitments thereunder) with (a) 100% of all net cash proceeds (i) from sales of property and assets of the Company and its subsidiaries beyond certain thresholds, and the proceeds of which are not reinvested within 360 days (excluding sales of inventory in the ordinary course of business and certain other dispositions permitted under the Credit Agreement), (ii) of extraordinary receipts which are not reinvested within 360 days and (iii) from the issuance or incurrence of certain additional debt of the Company or any of its subsidiaries otherwise permitted, (b) 50% of all net cash proceeds from the issuance of additional equity interests in the Company or any of its subsidiaries otherwise permitted under the Credit Agreement, subject to certain exceptions, and (c) 75% of excess cash flow if the consolidated leverage ratio exceeds 3/1. Once the Term Loan Facility is repaid with such proceeds, if the consolidated senior secured leverage ratio exceeds 2/1, the Revolving Credit Facility commitment and loans thereunder are then reduced, but not below $100 million.

The Company’s obligations under the Facility are collateralized by substantially all of the assets of the Company.

The Credit Agreement contains customary affirmative covenants regarding the Company and its subsidiaries. Upon the occurrence of an event of default under the Credit Agreement, the Lenders could elect to declare all amounts outstanding under the Facility to be immediately due and payable. Events of default under the Credit Agreement include payment defaults, breaches of covenants and bankruptcy events.

The Credit Agreement contains negative covenants which restrict the Company from: (i) incurring liens other than liens incurred pursuant to the Financing and other customary permitted liens; (ii) making investments, other than customary permitted investments and investments subject to certain baskets; (iii) incurring debt other than indebtedness pursuant to the Credit Agreement, subordinated indebtedness, an unsecured convertible note offering, customary permitted indebtedness and indebtedness subject to certain baskets; (iv) entering into mergers and consolidations other than the Acquisition, acquisitions paid 100% with equity of the Company or acquisitions not exceeding a certain purchase price, where such limitation on price is based on the consolidated senior secured leverage ratio and other limitations; (v) selling assets, subject to certain customary exceptions; (vi) issuing dividends, stock redemptions and other restricted payments; (vii) incurring capital expenditures exceeding a certain threshold; (viii) transactions with affiliates; (ix) the cash payment of the cash/stock earnout obligations of the Company incurred in connection with the Acquisition, where such payments are subject to certain limitations; (x) permitting the consolidated interest coverage ratio to fall below a certain threshold and the consolidated leverage ratio and the consolidated senior secured leverage ratio to be greater than a certain threshold; (xi) prepaying subordinated indebtedness, other than prepayments pursuant to a refinancing permitted thereunder or if certain requirements are satisfied and (xi) other customary negative covenants for a facility of this nature.